Exhibit 10.21

Execution Version

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT, dated July 31, 2014 (this “Agreement”), by and among CD&R Millennium HoldCo 1 S.à r.l., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Guillaume Kroll, L-1025 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 186.796 (“Parent, CD&R Millennium US AcquiCo LLC, a Delaware limited liability company (“US AcquiCo”), Kairos Vier Vermögensverwaltungs-GmbH, a private limited company incorporated under the laws of Germany (“German BidCo”), Clayton, Dubilier & Rice Fund IX, L.P., a Cayman Islands exempted limited partnership (“CD&R Fund IX”), CD&R Advisor Fund IX, L.P., a Cayman Islands exempted limited partnership (“Advisor Fund IX”), Clayton, Dubilier & Rice Fund IX-A, L.P. a Cayman Islands exempted limited partnership (“CD&R Fund IX-A”) and Clayton, Dubilier & Rice, LLC, a limited liability company organized under the laws of Delaware (“CD&R”). Capitalized terms used herein without definition have the meanings set forth in Section 1 of this Agreement.

W I T N E S S E T H:

WHEREAS, German Bidco and US AcquiCo were acquired and formed, respectively, on behalf of Clayton, Dubilier & Rice Fund IX, L.P., a Cayman Islands exempted limited partnership (“Fund IX”), in order to acquire (the “Acquisition”) all of the shares in Mauser Holding GmbH, a limited liability company incorporated under the laws of Germany (“Mauser Holding”), and all of the shares in Inuit U.S. Holdings, Inc., a Delaware corporation (“Inuit”), in each case pursuant to the Sale and Purchase Agreement, dated May 10, 2014 (as may be amended from time to time, the “Acquisition Agreement”), among DICPE (Mauser) L.P., SMA Betiligungs-GmbH, Björn Kreiter, Elliot Pearlman, Francisco de Miguel, Mauser 1 Beteiligunggesellschaft Bürgerlichen Rechts, Mauser 2 Beteiligunggesellschaft Bürgerlichen Rechts, Mauser 3 Beteiligunggesellschaft Bürgerlichen Rechts and Mauser Industrieverpackungen GmbH (as the sellers) and German Bidco and US AcquiCo (as the purchasers);

WHEREAS, Fund IX, CD&R Advisor Fund IX, L.P. (“Advisor Fund IX”) and Clayton, Dubilier & Rice Fund IX-A, L.P. (“Fund XI-A,” and together with Fund IX and Advisor Fund IX, the “CD&R Funds”), each a Cayman Islands exempted limited partnership, are the sole limited partners in CD&R Millennium (Cayman) Partners L.P., a Cayman Islands exempted limited partnership (“Millennium Cayman LP”) and CD&R Millennium (Cayman) GP Limited, a Cayman Islands exempted limited company (“Millennium Cayman GP”) and a wholly owned Subsidiary of CD&R Investment Associates IX, Ltd., the general partner of the general partner of Fund IX, is the general partner of Millennium Cayman LP;

WHEREAS, Millennium Cayman LP currently indirectly owns 100% of the shares of Parent (with certain members of management of the Company Group (as defined below) being expected to indirectly acquire shares of Parent in connection with or shortly after the closing of the Acquisition as described below), and Parent indirectly owns 100% of the shares in each of German Bidco and US AcquiCo;

WHEREAS, in connection with the contemplated indirect investment in Parent by certain members of management, Millennium Cayman LP formed CD&R Millennium Warehouse Limited, a Cayman Islands exempted limited company (“CD&R Millennium Warehouse”) as a wholly owned Subsidiary, and CD&R Millennium Warehouse established (i) Millennium Verwaltungs GmbH, a private limited company incorporated under the laws of Germany that is the general partner of Millennium Management KG (“Management KG GP”) and, together with Management KG GP and others, (ii) Millennium Beteiligungs GmbH & Co. KG, a German limited partnership (“Millennium Management KG”), which in turn owns certain ownership interests in Parent; at the closing of the Acquisition and from time to time thereafter it is contemplated that CD&R Millennium Warehouse will transfer certain limited partnership interests in Millennium Management KG to and from certain members of management of the Company Group (the “Management Investment”);

WHEREAS, CD&R, Parent, US AcquiCo and German BidCo are entering into a Consulting Agreement, dated as of July 28, 2014 (as the same may be amended, waived, modified or supplemented from time to time, the “Consulting Agreement”), and certain members of the Company Group are may accede to the Consulting Agreement following the closing of the Acquisition;

WHEREAS, one or more of Parent, US AcquiCo, German BidCo or their Subsidiaries from time to time (i) have offered and sold or caused to be offered and sold, and in the future may offer and sell or cause to be offered and sold, equity or debt securities or instruments (such offerings, collectively, “Offerings”), including without limitation, (a) offerings of shares of, or other direct or indirect interests in, Parent, US AcquiCo or German BidCo (or one or more of their Subsidiaries), and/or options to purchase such shares or, other direct or indirect interests, or other equity-linked instruments, to employees, directors, managers, dealers, franchisees, and consultants of members of the CDR Group, Parent or any of its Subsidiaries (any such Offering, a “Management Offering”), and (b) one or more offerings of debt securities for the purpose of refinancing any indebtedness of Parent, US AcquiCo, German BidCo or any of their Subsidiaries or for other corporate purposes (any such Offering, a “Debt Offering”), and (ii) may repurchase, redeem or otherwise acquire, certain securities of Parent, US AcquiCo and German BidCo or one or more of their Subsidiaries or engage in recapitalization or structural reorganization transactions relating thereto (any such repurchase, redemption acquisition, recapitalization or reorganization, a “Redemption”);

WHEREAS, for the purpose of financing the Acquisition, providing funds for working capital and general corporate purposes, providing guarantees and stand-by letters of credit, financing other transactions or otherwise, CD&R Millennium HoldCo 6 S.à r.l., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg (“HoldCo 6”) and the indirect Subsidiary of Parent and indirect parent of German Bidco, and US AcquiCo have entered into one or more credit facilities, and from time to time in the future may enter into one or more additional credit facilities, with several banks and other financial institutions or may otherwise incur or assume indebtedness for borrowed money, assume, guarantee or endorse or otherwise become liable or responsible (whether directly or contingently or otherwise) for the obligations of any other Person or make any loan or advance to any other Person (the transactions contemplated by such credit facilities and any other such indebtedness, assumptions, guarantees, endorsements, loans, advances and liabilities, collectively, being hereinafter referred to as “Financings”);

WHEREAS, the parties hereto recognize the possibility that claims might be made against and liabilities incurred by a member of the CDR Group or related Persons or Affiliates under applicable securities laws or otherwise in connection with the Transactions (including the Acquisition Services and Senior Facilities Financing Services (each as defined in the Consulting Agreement)), or relating to other actions or omissions of or by a member of the Company Group, or relating to the provision by CD&R and its Affiliates of management advisory, consulting, monitoring or other services, including service as an officer or director of any member of the Company Group (collectively, “Services”), and the parties hereto accordingly wish to provide for each member of the CDR Group and related Persons and Affiliates to be indemnified in respect of any such claims and liabilities; and

WHEREAS, the parties hereto recognize that claims might be made against and liabilities incurred by directors and officers of any member of the Company Group in connection with such directors and officers acting in their respective capacities, and accordingly wish to provide for such directors and officers to be indemnified to the fullest extent permitted by law in respect of any such claims and liabilities.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual agreements and covenants and provisions herein set forth, the parties hereto hereby agree as follows:

1. Definitions.

(a) “Acceding Parties” means those members of the Company Group which accede to this Agreement from time to time pursuant to Section 7.

(b) “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner, special limited partner or trustee of any such Person described in clause (i) or (ii). “Control” of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor or otherwise) and, without limiting the foregoing, shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person (or other persons performing similar functions), and “Controlled by” and “Controlling” shall have correlative meanings proceeding from the foregoing definition.

(c) “CDR Group” means CD&R, CD&R Fund IX (together with any other investment vehicle managed by CD&R or its Affiliates, including without limitation, Advisor Fund IX and Fund IX-A), CD&R Associates IX, L.P., a Cayman Islands exempted limited partnership (together with any general partner of any other investment vehicle managed by CD&R or its Affiliates), CD&R Investment Associates IX, Ltd., a Cayman Islands exempted company, Millennium Cayman LP, Millennium Cayman GP, CD&R Millennium Warehouse and Management KG GP.

(d) “Claim” means, with respect to any Indemnitee, any claim by or against such Indemnitee involving any Obligation with respect to which such Indemnitee may be entitled to be indemnified by any member of the Company Group or any of the Acceding Parties (following the accession by such Acceding Party to this Agreement pursuant to Section 7) under this Agreement.

(e) “Company Group” means Parent and any Subsidiary thereof from time to time (including, following the consummation of the Acquisition, Mauser Holding and Inuit and any of their respective Subsidiaries from time to time).

(f) “Expenses” means all attorneys’ fees and expenses, retainers, court, arbitration and mediation costs, transcript costs, fees and expenses of experts, witness and public relations consultants, bonds, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements, costs or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, appealing or otherwise participating in a Proceeding.

(g) “Indemnitee” means each member of the CDR Group, their respective Affiliates (other than any member of the Company Group), their respective successors and assigns, and the respective directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons (within the meaning of the Securities Act) of each of them, or of their partners, members and controlling persons, and each other person who is or becomes a director or an officer of any member of the Company Group and who is or becomes an employee of, or is nominated or designated to serve as a director by, any of the foregoing, in each case irrespective of the capacity in which such person acts.

(h) “Obligations” means, collectively, any and all claims, obligations, liabilities, causes of actions, Proceedings, investigations, judgments, decrees, losses, damages (including punitive, consequential, special and exemplary damages), fees, fines, penalties, amounts paid in settlement, costs and Expenses (including, without limitation, interest, taxes, assessments and other charges in connection therewith and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

(i) “Person” means an individual, corporation, limited liability company, partnership, trust, or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.

(j) “Proceeding” means a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation a claim, demand, discovery request, formal or informal investigation, inquiry, administrative hearing, arbitration or other form of alternative dispute resolution, including an appeal from any of the foregoing.

(k) “Related Document” means any agreement, certificate, instrument or other document to which any member of the Company Group may be a party or by which it or any of its properties or assets may be bound or affected from time to time relating in any way to the Transactions or any Securities Offering or any of the transactions contemplated thereby, including, without limitation, in each case as the same may be amended, modified, waived or supplemented from time to time, (i) any registration or similar statement filed by or on behalf of any member of the Company Group in connection with any Securities Offering or other Transactions, including all exhibits, financial statements and schedules appended thereto, and any submissions in connection therewith, (ii) any prospectus, preliminary, final, free writing or otherwise, included in such registration statements or otherwise filed, distributed or circulated by or on behalf of any member of the Company Group in connection with any Securities Offering or other Transactions or used to offer or confirm sales of their respective securities or instruments in any Securities Offering, (iii) any private placement or offering or information memorandum or circular, information statement, or other information or materials distributed by or on behalf of any member of the Company Group or any placement or other agent or underwriter, in connection with any Securities Offering or other Transactions, (iv) any national, local or foreign securities law or other governmental or regulatory filings or applications made in connection with any Securities Offering, other Transactions or any of the transactions contemplated thereby, (v) any dealer-manager, underwriting, subscription, purchase, shareholders, option or registration rights agreement or plan entered into or adopted by any member of the Company Group in connection with any Securities Offering or other Transactions, (vi) any purchase, repurchase, redemption, recapitalization or reorganization or other agreement entered into by any member of the Company Group in connection with any Redemption or (vii) any quarterly, annual or other periodic, or any current, reports filed, furnished or supplementally provided by any member of the Company Group, including all exhibits, financial statements and schedules appended thereto, and any submission in connection therewith.

(l) “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(m) “Securities Offering” means any Offering, including, without limitation, any Management Offering, any Debt Offering and any Redemption.

(n) “Subsidiary” means each corporation or other Person in which Parent owns or controls, directly or indirectly, share capital or other equity interests representing at least 50% of the outstanding voting share or other equity interests.

(o) “Transactions” means the Acquisition (including, without limitation, all the actions taken by any member of the CDR Group in preparation therefor or in connection therewith), Management Investment, Securities Offerings, Financings and any other transaction for which Services are or have been provided to any member of the Company Group.

2. Indemnification.

(a) To the fullest extent permitted by applicable law, each of Parent, US AcquiCo, German BidCo and, following the accession by such Acceding Party to this Agreement pursuant to Section 7, each of the Acceding Parties (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agrees, jointly and severally, to indemnify, defend and hold harmless each Indemnitee:

(i) from and against any and all Obligations, whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to (A) any applicable securities or other laws, in connection with any Securities Offering, any Financings, or other Transactions, any Related Document or any of the transactions contemplated thereby, (B) any other action or failure to act of any member of the Company Group or any of their predecessors, whether such action or failure has occurred or is yet to occur or (C) the performance or failure to perform by CD&R or its Affiliates of management consulting, monitoring, financial advisory or other services for any member of the Company Group (whether prior to the date hereof or hereafter, and whether pursuant to the Consulting Agreement or otherwise); provided that the Indemnifying Parties shall not be obligated to indemnify any Indemnitee pursuant to the foregoing clause (A) or (C) to the extent that the relevant Obligation is found in a final judgment by a court of competent jurisdiction to have resulted from the fraud or intentional misconduct of CD&R or to the extent such indemnification would be considered a breach of any applicable law; and

(ii) from and against any and all Obligations whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to (A) the fact that such Indemnitee is or was a shareholder, partner or holder of other equity interests in, or as a director or an officer of, any member of the Company Group or is or was serving at the request of or for the benefit of such member of the Company Group as a director, officer, member, employee or agent of or advisor or consultant to another corporation, partnership, joint venture, trust or other enterprise, (B) any breach or alleged breach by such Indemnitee of his or her fiduciary or any other duty as a shareholder, partner or holder of other equity interests in, or as a director or an officer of, any member of the Company Group or (C) any payment or reimbursement by any Indemnitee, pursuant to indemnification arrangements or otherwise, of any Obligations contemplated in the foregoing clauses (A) or (B) of this Section 2(a)(ii); provided that the Indemnifying Parties shall not be obligated to indemnify any Indemnitee pursuant to this Section 2(a)(ii) to the extent that the relevant Obligation is found in a final judgment by a court of competent jurisdiction to have resulted from the fraud or intentional misconduct of such Indemnitee or if such indemnification would be considered a breach of any applicable law;

in each case including but not limited to any and all fees, costs and Expenses (including without limitation fees and disbursements of attorneys and other professional advisers) incurred by or on behalf of any Indemnitee in asserting, exercising or enforcing any of its rights, powers, privileges or remedies in respect of this Agreement or the Consulting Agreement.

(b) Without in any way limiting the foregoing Section 2(a) and to the fullest extent permitted by applicable law, each of the Indemnifying Parties agrees, jointly and severally, to indemnify, defend and hold harmless each Indemnitee from and against any and all Obligations resulting from, arising out of or in connection with, based upon or relating to liabilities under any applicable securities or other laws, rules or regulations in connection with (i) the inaccuracy or breach of or default under any representation, warranty, covenant or agreement in any Related Document, or any allegation thereof, (ii) any untrue statement or alleged untrue statement of a material fact contained in any Related Document or (iii) any omission or alleged omission to state in any Related Document a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to indemnify such Indemnitee from and against any such Obligation to the extent that such Obligation arises out of or is based upon an untrue statement or omission made in such Related Document in reliance upon and in conformity with written information furnished to any Indemnifying Party in an instrument duly executed by such Indemnitee and specifically stating that it is for use in the preparation of such Related Document.

(c) Without limiting the foregoing Sections 2(a) and 2(b) and to the fullest extent permitted by applicable law, in the event that any Proceeding is initiated by an Indemnitee, any member of the Company Group or any other Person to enforce or interpret this Agreement or the Consulting Agreement or any rights of such Indemnitee to indemnification or advancement of Expenses (or related obligations of such Indemnitee) under any member of the Company Group’s certificate of incorporation, articles of association, bylaws or similar organizational documents, any other agreement to which Indemnitee and any member of the Company Group are party, any vote of directors of any member of the Company Group, any applicable law or any liability insurance policy, or any rights or obligations under the Consulting Agreement the Indemnifying Parties shall indemnify such Indemnitee against all costs and Expenses incurred by such Indemnitee or on such Indemnitee’s behalf (including, without limitation, by any member of the CDR Group for all costs and Expenses incurred by it or such Indemnitee’s behalf) in connection with such Proceeding, whether or not such Indemnitee is successful in such Proceeding, except to the extent that the Person presiding over such Proceeding determines that material assertions made by such Indemnitee in such proceeding were in bad faith or were frivolous.

3. Contribution.

(a) If for any reason the indemnity specifically provided for in Section 2 is unavailable or is insufficient to hold harmless any Indemnitee from any of the Obligations covered by such indemnity, then the Indemnifying Parties, jointly and severally, shall, to the fullest extent permitted by applicable law, contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect (i) the relative fault of each member of the Company Group, on the one hand, and such Indemnitee, on the other, in connection with the state of facts giving rise to such Obligation, (ii) the relative benefits received by the members of the Company Group, on the one hand, and such Indemnitee, on the other, from the relevant Securities Offering, Financing, other Transaction or other circumstances giving rise to such obligation and (iii) if required by applicable law, any other relevant equitable considerations.

(b) For purposes of Section 3(a), the relative fault of each member of the Company Group, on the one hand, and of an Indemnitee, on the other, shall be determined by reference to, among other things, (i) their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Obligation and (ii) in the case of Section 2(b), whether the information the inclusion or omission of which from a Related Document resulted in the actual or alleged inaccuracy or breach of or default under any representation, warranty, covenant or agreement therein, or which is or is alleged to be untrue, required to be stated therein or necessary to make the statements therein not misleading, was supplied or should have been supplied by members of the Company Group, on the one hand, or by such Indemnitee, on the other, and (iii) applicable law. For the purposes of Section 3(a), the relative benefits received by each member of the Company Group, on the one hand, and an Indemnitee, on the other, shall be determined by weighing the direct monetary proceeds to the Company Group, on the one hand, and such Indemnitee, on the other, from the relevant Securities Offering, Financing, other Transaction, or other circumstances giving rise to such Obligation.

(c) The parties hereto acknowledge and agree that it would not be just and equitable if Indemnifying Parties’ contributions pursuant to Section 3 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in such Section. No Indemnitee shall be entitled to contribution from any Indemnifying Party with respect to any Obligation covered by the indemnity specifically provided for in Section 2(b) in the event that such Indemnitee is finally determined to be guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) or under other applicable law in connection with such Obligation and the Indemnifying Parties are not guilty of such fraudulent misrepresentation.

(d) Notwithstanding any other provision of this Agreement, each Party agrees not to assert or enforce any joint and several obligation, indemnity or guarantee under this agreement or any other payment obligation under or in connection with this Agreement (each such joint and several obligation, guarantee, indemnity or payment obligation a “Payment Obligation”) expressed to be assumed by German BidCo or any future party hereunder incorporated in Germany and which is a German limited liability company (Gesellschaft mit beschränkter Haftung) (each of them a “German Party”) if and to the extent that:

(i) such Payment Obligation constitutes a liability, guarantee or security with respect to any obligation or liability of:

(a)	any direct or indirect shareholder of such German Party (up-stream); or

(b)	any affiliated entity (verbundenes Unternehmen) of such direct or indirect shareholder of such German Party within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) other than affiliated entities in respect of which such German Party is a direct or indirect shareholder (cross-stream); and

(ii) the assertion or enforcement of such Payment Obligation otherwise would have the effect of:

(a)	reducing the net assets (Reinvermögen) of the German Party to an amount which is less than the amount required to maintain its stated share capital (Stammkapital); or

(b)	where such German Party’s net assets are less than the amount of its registered share capital (Unterbilanz), increasing such existing shortage of its stated share capital (Vertiefung einer Unterbilanz), and in each case of (i) and (ii) above, result in a violation of Section 30 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (as amended from time to time).

4. Indemnification Procedures.

(a) Whenever any Indemnitee shall have actual knowledge of the assertion of a Claim against it, CD&R (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or such Indemnitee shall notify the appropriate member of the Company Group in writing of the Claim (a “Notice of Claim”) with reasonable promptness after such Indemnitee has such knowledge relating to such Claim and has notified CD&R thereof. The Notice of Claim shall specify all material facts known to CD&R (or if given by such Indemnitee, such Indemnitee) relating to such Claim and the monetary amount or an estimate of the monetary amount of the Obligation involved if CD&R (or if given by such Indemnitee, such Indemnitee) has knowledge of such amount or a reasonable basis for making such an estimate. The failure of CD&R (or any relevant Indemnitee) to give such Notice of Claim shall not relieve any Indemnifying Party of its indemnification obligations under this Agreement except to the extent that such omission results in a failure of actual notice to it and it is materially injured as a result of the failure to give such Notice of Claim. The Indemnifying Parties shall, at their expense, undertake the defense of such Claim with attorneys of their own choosing reasonably satisfactory in all respects to CD&R, subject to the right of CD&R to undertake such defense as provided below. CD&R may participate in such defense with counsel of CD&R’s choosing at the expense of such Indemnifying Parties. In the event that the Indemnifying Parties do not undertake the defense of the Claim within a reasonable time after CD&R or the relevant Indemnitee has given the Notice of Claim, or in the event that CD&R shall in good faith determine that the defense of any Claim by the Indemnifying Parties is inadequate or may conflict with the interest of any Indemnitee (including, without limitation, Claims brought by or on behalf of any member of the Company Group), CD&R may, at the expense of such Indemnifying Parties, undertake the defense of the Claim and compromise or settle the Claim, all for the account of and at the risk of the Indemnifying Parties. In the defense of any Claim against the Indemnitee, the Indemnifying Parties shall not, except with the prior written consent of CD&R, consent to entry of any judgment or enter into any settlement that includes any injunctive or other non-monetary relief or any payment of money by such Indemnitee, or that does not include as an unconditional term thereof the giving by the Person or Persons asserting such Claim to such Indemnitee of an unconditional release from all liability with respect to all matters that are the subject of such Claim and an acknowledgement that such Indemnitee denies all wrongdoing in connection with such matters. The Indemnifying Parties shall not be obligated to indemnify any Indemnitee against amounts paid in settlement of a Claim if such settlement is effected by such Indemnitee without the prior consent of the Parent (on behalf of the Indemnifying Parties), such consent not unreasonably to be withheld or delayed. In each case, CD&R and each other Indemnitee seeking indemnification hereunder will cooperate with the Indemnifying Parties, so long as an Indemnifying Party is conducting the defense of the Claim, in the preparation for and the prosecution of the defense of such Claim, including making available evidence within the control of CD&R or such Indemnitee, as the case may be, and persons needed as witnesses who are employed by CD&R or such Indemnitee, as the case may be, in each case as reasonably needed for such defense and at cost, which cost, to the extent reasonably incurred, shall be paid by the Indemnifying Parties. To the extent that any CD&R or any Indemnitee undertakes the defense of a Claim and compromises or settles the Claim as permitted by this Section 4(a), each Indemnifying Party will cooperate with CD&R and any other such Indemnitee in the preparation for and prosecution of the defense of such Claim, including making available evidence within the control of such Indemnifying Party and persons needed as witnesses who are employed by such Indemnifying Party as reasonably needed for such defense and at cost, which cost, to the extent reasonably incurred, shall be paid by the Indemnifying Parties.

(b) CD&R shall notify the Indemnifying Parties in writing of the amount requested for advances (a “Notice of Advances”). The Indemnifying Parties hereby agree, jointly and severally, to advance all Expenses, including attorney’s fees, incurred by CD&R (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or any Indemnitee in connection with any Claim (but not for any claim initiated or brought voluntarily by the Indemnitee other than a Proceeding contemplated by Section 2(c)) in advance of the final disposition of such Claim without regard to whether such Indemnitee will ultimately be entitled to be indemnified for such Expenses upon receipt of an undertaking by or on behalf of CD&R or such Indemnitee to repay amounts so advanced if it shall ultimately and finally be determined, including through all challenges, if any, to the award rendered therein, that CD&R or such Indemnitee is not entitled to be indemnified by any Indemnifying Party as authorized by this Agreement. Such repayment undertaking shall be unsecured and shall not bear interest. No Indemnifying Party shall impose on any Indemnitee additional conditions to advancement or require from such Indemnitee additional undertakings regarding repayment. The Indemnifying Parties shall make payment of such advances no later than 10 days after the receipt of the Notice of Advances.

(c) CD&R shall notify the Indemnifying Parties in writing of the amount of any Obligation actually paid by CD&R or any Indemnitee on whose behalf CD&R is acting (a “Notice of Payment”). The amount of any Obligation actually paid by such Indemnitee shall bear simple interest at the rate equal to Barclays base lending rate as notified to the Indemnifying Party in the Notice of Payment plus 2% per annum, accruing daily and calculated on the basis of a year of 360 days (or, in the case of payments in sterling, 365 days) and the actual number of days elapsed, from the date any Indemnifying Party receives the Notice of Payment to the date on which any Indemnifying Party shall repay the amount of such Obligation plus interest thereon to CD&R or such Indemnitee. The Indemnifying Parties shall make indemnification payments to CD&R no later than 30 days after receipt of a Notice of Payment.

(d) Presumptions; Burden and Standard of Proof. In connection with any determination regarding the entitlement of any Indemnitee to be indemnified, or any review of any such determination, by any Person:

(i) It shall be a presumption that such Indemnitee has met any applicable standard of conduct and that indemnification of such Indemnitee is proper in the circumstances.

(ii) The burden of proof shall be on the Indemnifying Parties to overcome the presumption set forth in the preceding clause (i), and such presumption shall only be overcome if the Indemnifying Parties establish that there is no reasonable basis to support it.

(iii) The termination of any Proceeding by judgment, order, finding, award, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that indemnification is not proper or that an Indemnitee did not meet any applicable standard of conduct or that a court has determined that indemnification is not permitted by this Agreement or otherwise.

(e) If any amount payable hereunder to any Indemnitee is subject to any value-added, withholding or other taxes, such amount payable shall be increased, to the maximum extent permitted by applicable law, by such additional amount as may be necessary so that after payment and withholding of all such taxes (including all payments and withholdings in respect of such additional amount) the Indemnitee receives an amount equal to the amount it would have received if no such taxes had been required to be paid or deducted.

5. Certain Covenants. Each of Parent, HoldCo 1, German BidCo and US AcquiCo and each of the Acceding Parties (following the accession by such Acceding Party to this Agreement pursuant to Section 7), jointly and severally agrees to, and to cause each of its respective Subsidiaries to, perform its obligations under this Agreement. The rights of each Indemnitee to be indemnified under any other agreement, document, certificate or instrument, by-laws or other organizational documents, insurance policy or applicable law are independent of and in addition to any rights of such Indemnitee to be indemnified under this Agreement, provided that to the extent that an Indemnitee is entitled to be indemnified by the Indemnifying Parties under this Agreement and by any other Indemnitee under any other agreement, document, certificate, by-law or instrument, or by any insurer under a policy maintained by any other Indemnitee, the obligations of the Indemnifying Parties hereunder shall be primary, and the obligations of such other Indemnitee or insurer secondary, and the Indemnifying Parties shall not be entitled to contribution or indemnification from or subrogation against such other Indemnitee or insurer. Notwithstanding the foregoing, any Indemnitee may choose to seek indemnification from any potential source of indemnification regardless of whether such indemnitor is primary or secondary. An Indemnitee’s election to seek advancement of indemnified sums from any secondary indemnifying party will not limit the right of such Indemnitee, or any secondary indemnitor proceeding under subrogation rights or otherwise, from seeking indemnification from the Indemnifying Parties to the extent that the obligations of the Indemnifying Parties are primary, and each of the Indemnifying Parties jointly and severally agrees to indemnify each Indemnitee from and against, and to pay to each Indemnitee, any amount paid or reimbursed by such Indemnitee to or on behalf of another Indemnitee, pursuant to indemnification arrangements or otherwise, in respect of an Obligation referred to in Section 2. The rights of each Indemnitee and the obligations of each Indemnifying Party hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnitee. Following the Acquisition, each member of the Company

Group, and each of their corporate successors, shall implement and maintain in full force and effect any and all partnership agreements, corporate articles or charter and by-law or equivalent provisions that may be necessary or appropriate to enable each such party to carry out its respective obligations hereunder to the fullest extent permitted by applicable law, including, without limitation, a provision of its certificate of incorporation or by-laws (or comparable organizational documents under its jurisdiction of organization) eliminating liability of a director for breach of fiduciary or any other duty to the fullest extent permitted by applicable law, as amended from time to time. So long as Parent or any other member of the Company Group maintains liability insurance for any directors, officers, employees or agents of any such person, the Indemnifying Parties shall ensure that each Indemnitee serving or that has served in such capacity is covered by such insurance in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of Parent’s and the Company Group’s then current directors and officers. No Indemnifying Party shall seek or agree to any order of a court or other governmental authority that would prohibit or otherwise interfere, and shall not take or fail to take any other action if such action or failure would reasonably be expected to have the effect of prohibiting or otherwise interfering, with the performance of any of the Indemnifying Parties’ advancement, indemnification or other obligations under this Agreement.

6. Notices. All notices and other communications made in connection with this Agreement shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid and return receipt requested) or equivalent service, or by telecopier, e-mail, overnight courier or hand delivery, as follows:

(a) if to any member of the Company Group, to:

CD&R Millennium HoldCo 1 S.à r.l.

5, rue Guillame Kroll

L-1025 Luxembourg

Luxembourg

Facsimile:         (352) 48 18 28 3461

Telephone:        (+352) 48 18 28 3453

Attention:          Board of Managers

e-mail:               adlux-domc@alterdomus.lu

with a copy to CD&R (which shall not constitute notice);

(b) if to CD&R, CD&R Fund IX, Advisor Fund IX or CD&R Fund IX-A, to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

U.S.A.

Facsimile:         (1) (212) 407-5250

Telephone:        (1) (212) 407-5200

Attention:          Theresa A. Gore

e-mail:               tgore@cdr-inc.com

with a copy to:

CD&R LLP

Cleveland House, 33 King Street

London, W1X 9DA

United Kingdom

Facsimile:         (44) (20) 7747-3801

Telephone:        (44) (20) 7747-3800

Attention:          Mr. Christian Storch

e-mail:               cstorch@cdrllp.com

or to such other address or such other person as the relevant party shall have designated by notice to the other parties hereto. All communications hereunder shall be effective upon receipt by the party to which they are addressed. A copy of any notice or other communication given under this Agreement shall also be given to:

Debevoise & Plimpton LLP

Tower 42

Old Broad Street

London EC2N 1HQ

United Kingdom

Facsimile:         (44) (20) 7588-4180

Telephone:        (44) (20) 7786-9000

Attention:          Geoffrey P. Burgess

e-mail:               gpburgess@debevoise.com

7. Acceding Parties. Parent or CD&R may require that any member of the Company Group that is not a party to this Agreement accede and become a party to this Agreement by written notice to the other. Upon any such requirement, Parent shall, as promptly as practicable, cause each of the Acceding Parties to become a party to this Agreement by signing the Accession Letter Agreement attached hereto as Exhibit A.

8. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9. Counterparts etc. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, PROVIDED THAT SECTION 3(D) SHALL BE SUBJECT TO THE LAWS OF THE FEDERAL REPUBLIC OF GERMANY AND CONSTRUED IN ACCORDANCE THEREWITH.

11. Arbitration.

(a) Any dispute, claim or controversy arising out of, relating to, or in connection with this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

(b) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within thirty days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(d) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

12. Successors; Binding Effect; Assignment. Each Indemnifying Party will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and assets of such Indemnifying Party, by agreement in form and substance satisfactory to CD&R, and its counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as such Indemnifying Party (which shall not be released from its obligations). This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and permitted assigns, and each other Indemnitee, but neither this Agreement nor any right, interest or obligation hereunder shall be assigned, whether by operation of law or otherwise, by members of the Company Group without the prior written consent of CD&R. Insofar as any Indemnitee transfers all or substantially all of its assets to a third party, such third party shall thereupon be deemed an additional Indemnitee for all purposes of this Agreement, with the same effect as if it were a signatory to this Agreement in such capacity.

13. Third Party Beneficiaries. This Agreement is not intended to confer any right or remedy hereunder upon any Person other than each of the parties hereto and their respective successors and permitted assigns and each other Indemnitee (each of whom is an intended third party beneficiary of this Agreement).

14. Amendment; Waivers, etc. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder shall be valid or binding unless set forth in writing and duly executed by Parent (acting on behalf of the members of the Company Group) and CD&R (acting on its own behalf and on behalf of each other Indemnitee). Neither the waiver by any of the parties hereto or any other Indemnitee of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party hereto or any other Indemnitee on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, powers or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any provisions hereof, or any rights, powers or privileges hereunder.

15. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized repersentatives as of the date first above written.

CD&R MILLENNIUM HOLDCO 1 S.À R.L.

By:	/s/ Laurence Goblet
Name: Laurence Goblet
Title: Manager

By:	/s/ Laurent Ricci
Name: Laurent Ricci
Title: Manager

CD&R MILLENNIUM US ACQUICO LLC

By:	CD&R Millennium US HoldCo LLC, its managing member

By:	CD&R Millennium US HoldCo 7 B.V., its managing member

By:
Name: Sang-Ki Brands
Title: Managing Director

By:
Name: Yasemin Demirtas
Title: Managing Director

[Signature Page to Indemnification Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized repersentatives as of the date first above written.

CD&R MILLENNIUM HOLDCO 1 S.À R.L.

By:
Name: Theresa A. Gore
Title: Managing Director

By:
Name: Christian Storch
Title: Managing Director

CD&R MILLENNIUM US ACQUICO LLC

By:	CD&R Millennium US HoldCo LLC, its managing member

By:	CD&R Millennium US HoldCo 7 B.V., its managing member

By:	/s/ Sang-Ki Brands
Name: Sang-Ki Brands
Title: Managing Director

By:	/s/ Yasemin Demirtas
Name: Yasemin Demirtas
Title: Managing Director

[Signature Page to the Indemnification Agreement]

CLAYTON, DUBILIER & RICE, LLC

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice-President, Treasurer and Assistant Secretary

CLAYTON, DUBILIER & RICE FUND IX, L.P.

By: CD&R Associates IX, L.P., its general partner
By: CD&R Investment Associates IX, Ltd., its general partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice-President, Treasurer and Assistant Secretary

CD&R ADVISOR FUND IX, L.P.

By: CD&R Associates IX, L.P., its general partner
By: CD&R Investment Associates IX, Ltd., its general partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice-President, Treasurer and Assistant Secretary

CLAYTON, DUBILIER & RICE FUND IX-A, L.P.

By: CD&R Associates IX, L.P., its general partner
By: CD&R Investment Associates IX, Ltd., its general partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice-President, Treasurer and Assistant Secretary

[Signature Page to Indemnification Agreement]

KAIROS VIER VERMÖGENSVERWALTUNGS-GMBH

By:	/s/ Frank Walenta
	Name:	Frank Walenta
	Title:	Geschäftsführer

[Signature Page to Indemnification Agreement]

Exhibit A

Accession Letter Agreement

To:	Clayton, Dubilier & Rice, LLC

375 Park Avenue

New York, New York 10152

From:	[•]; and

[•] (together, the “Acceding Parties”)

Dated:	February , 2013

Dear Sirs:

1. We refer to an Indemnification Agreement (as the same may have been amended, waived, modified or supplemented prior to the date hereof, the “Indemnification Agreement”), dated July 31, 2014, by and among CD&R Millennium HoldCo 1 S.à r.l., CD&R Millennium HoldCo 6 S.à r.l., CD&R Millennium US AcquiCo LLC, Kairos Vier Vermögensverwaltungs-GmbH, Clayton, Dubilier & Rice Fund IX, L.P., CD&R Advisor Fund IX, L.P., Clayton, Dubilier & Rice Fund IX-A, L.P. and Clayton, Dubilier & Rice, LLC.

2. Terms defined in the Indemnification Agreement shall bear the same meaning herein.

3. Each of the Acceding Parties undertakes to perform all the obligations expressed to be undertaken under the Indemnification Agreement and agrees that is shall be bound by the Indemnification Agreement in all respects as if it had been an original party thereto.

4. This Accession Letter Agreement shall be governed by New York law.

[•]

By:
Name:
Title:

[•]

By:
Name:
Title: